Exhibit 10.1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	SOCIÉTÉ GÉNÉRALE SG AMERICAS SECURITIES, LLC 1221 6th Avenue New York, New York 10020	BANK OF MONTREAL 3 Times Square New York, NY 10036	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

CONFIDENTIAL

August 23, 2012

Tornier, Inc.

7701 France Avenue

Suite 600

Edina, MN 55435

Attention: James Erickson

Project Oscar

Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”), Bank of America, N.A. (“Bank of America”), Société Générale (“SG”), SG Americas Securities, LLC (“SGAS”), Bank of Montreal (“BMO”), BMO, acting through its trade name BMO Capital Markets, and JPMorgan Chase Bank, N.A. (“JPMCB” and, together with MLPFS, Bank of America, SG, SGAS, BMO and any other initial lender or joint lead arranger that becomes a party hereto with your consent in accordance with the terms hereof after the date hereof and the respective affiliates of each of the foregoing, “we”, “us” or the “Commitment Parties”) that you or a newly created entity formed at your direction (“Merger Sub”) intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Oscar” (the “Company”). You have further advised us that, in connection with the foregoing, you intend to obtain up to $145.0 million in senior secured revolving credit and term loan facilities on the terms described in the Term Sheet (as defined below) (the “Credit Facilities”) in connection therewith (collectively, together with the Acquisition, the “Transactions”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this commitment letter, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit B, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, each of Bank of America, SG, BMO and JPMCB (together with any other initial lender that becomes a party hereto, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide (A) with respect to Bank America, (i) 40% of each Term Facility and (ii) 40% of each Revolving Facility, (B) with respect to SG, (i) 40% of each Term Facility and (ii) 40% of each Revolving Facility, (C) with respect to BMO, (i) 10% of each Term Facility and (ii) 10% of each Revolving Facility and (D) with respect to JPMCB, (i) 10% of each Term Facility and (ii) 10% of each Revolving Facility, in each case subject only to the satisfaction of the conditions set forth in Section 6 hereof, the section entitled “Conditions Precedent to Each Borrowing” in the Term Sheet and in the Summary of Additional Conditions attached hereto as Exhibit B.

2. Titles and Roles.

It is agreed that (a) each of MLPFS and SG Americas Securities will act as a joint lead arranger and a joint bookrunner for the Credit Facilities (each, in such capacities, a “Lead Arranger”), (b) Bank of America will act as administrative agent and collateral agent (in each such capacity, the “Administrative Agent”) for each of the Credit Facilities, (c) SGAS will act as syndication agent and (d) each of BMO, acting through its trade name BMO Capital Markets, and JPMCB will act as co-documentation agents, all upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You further agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) will be paid in connection with the Credit Facilities unless you and we shall so agree.

3. Syndication.

The Lead Arrangers reserve the right, after your execution of this Commitment Letter and prior to or after the Closing Date, to syndicate all or a portion of each Initial Lender’s respective commitment hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers, in consultation with you, to be approached in such syndication (such Lenders to be approached to be reasonably acceptable to us and you, our and your consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that nothing in this Section 3 shall prevent or limit assignments or participations of the Credit Facilities after the Closing Date in accordance with, and as permitted by, the provisions contained in the Term Sheet); provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors of Tornier, N.V. and its subsidiaries (including you) (collectively, the “Tornier Group”) or the Company and its subsidiaries, in each case, that have been specified to us by you in writing at any time prior to the date hereof (collectively, “Disqualified Lenders”) and (b) notwithstanding each Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, in each case unless you expressly agree in writing, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date subject to the satisfaction of the conditions set forth in Section 6 hereof, the section entitled “Conditions Precedent to Each Borrowing” in the Term Sheet and in Exhibit B hereto) in

2

connection with or as a result of any difficulties regarding any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of either Initial Lender’s commitment in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) each Initial Lender shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its commitments in respect of the Credit Facilities, this Commitment Letter and the Fee Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that Initial Lenders commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, all or any portion of the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Lead Arrangers shall have the right to commence syndication efforts promptly upon the execution of this Commitment Letter; it is our intent to have lenders commit to the Credit Facilities (subject to the limitations set forth in the preceding paragraph) as soon as practicable after your execution of this Commitment Letter. Commencing on the date hereof and until the earlier of (a) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the Credit Facilities is achieved and (b) the 60th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist us in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate, the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, certain of your representatives and certain of your advisors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure direct contact between senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually and reasonably agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Memorandum (as defined below) to be used in connection with the syndication and in any event, no later than 20 calendar days prior to the Closing Date, and the other Information Materials (as defined below), (d) your hosting, with the Lead Arrangers, of up to two, or such additional number as may be reasonably requested by the Lead Arrangers and mutually and reasonably agreed upon, meetings with prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meetings), (e) your providing or causing to be provided a business plan or projections of the Tornier Group for the fiscal years 2012 through 2018 and for the four quarters beginning with the fourth quarter of 2012 (the “Projections”), (f) to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to us all customary information with respect to the Tornier Group, the Company and each of its respective subsidiaries and the Transactions as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities

3

and (g) there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Tornier Group, the Company or any of its subsidiaries being offered, placed or arranged (other than the Credit Facilities or any indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Merger Agreement (as defined in Exhibit B) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Credit Facilities.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of Lenders reasonably acceptable to you to be approached (the Lenders to be approached to be subject to our and your consent rights set forth in the second preceding paragraph and excluding in any event Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Company or any of your respective affiliates; provided that you shall use commercially reasonable efforts to provide such information without causing any such a violation. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to Exhibit B hereto.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive information that is (i) not of a type that would be publicly available if you and the Company were public reporting companies and (ii) material non-public information with respect to you, the Company or its subsidiaries or any of your or the Company’s respective securities for purposes of foreign, United States Federal and state securities laws (such information, “MNPI”) and who may be engaged in investment and other market related activities with respect to you or the Company or your or the Company’s respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

You agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information of a type that is publicly available and/or does not include MNPI with respect to Holdings or the Company or any of their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. The information to be included in the additional version of the

4

Information Materials will be substantially consistent with information that would be included in filings made by the Company with the Securities and Exchange Commission were it a public reporting company. It is understood that in connection with your assistance described above, the Borrower shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Investors, the Company and us with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to its intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements, if any, of the Company and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4. Information.

You hereby represent and warrant that, (a) all written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party directly or indirectly by you, the Company (to the extent such information has been made available at your direction) or by any of your or their respective representatives on your behalf in connection with the Transactions (which information shall be to the best of your knowledge to the extent it relates to the Company or its subsidiaries and businesses), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you, the Company (at your direction) or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the

5

Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties (a) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (b) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in this Section 6, (b) the conditions set forth in the section entitled “Conditions to the Borrowings on the Closing Date” in Exhibit A hereto and (c) the conditions set forth in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur.

The commitments of the Initial Lenders hereunder and the agreements of the Lead Arrangers to perform the services described herein are subject to the negotiation, execution and delivery of definitive documentation for the Credit Facilities (which you agree will be initially drafted by counsel to the Commitment Parties), including the Credit Agreement, the Security Documents and related ancillary agreements, certificates, schedules and other documents, closing certificates (including a solvency certificate substantially in the form of Annex I hereto, evidences of authority, charter documents and officers’ incumbency certificates) and customary legal opinions with respect to the Credit Facilities (collectively, the “Facilities Documentation”), in each case consistent with the Documentation Principles; provided that, notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Tornier Group or any member thereof, the Borrower, the

6

Guarantors, the Company, the Investors (as defined below), your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Company or any of its affiliates with respect to the Company and its subsidiaries in the Merger Agreement (as defined in Exhibit B) as are material to the interests of the Lenders, but only to the extent that you have the right (determined without regard to any notice requirements) to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, in the section entitled “Conditions to the Borrowings on the Closing Date” in Exhibit A hereto and in Exhibit B hereto are satisfied (it being understood that, to the extent any foreign guarantee or security interest in any Collateral (as defined in Exhibit A) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of the Borrower and any domestic subsidiaries of the Borrower (to the extent (i) required by Exhibit A or (ii) if certificated and pledged to the Company’s existing financing source, such certificates are obtained from such financing source prior to the Closing Date) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of such guarantee or a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably but in any event no later than 90 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Borrower)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery and enforceability and no conflicts with laws or charter documents, in each case, related to, the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; and, subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives and their successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and

7

reasonable and documented and invoiced out-of-pocket fees and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) and that is brought by an Indemnified Person against any other Indemnified Person (other than claims against the Lead Arrangers or the Administrative Agent in acting in such capacity) and (b) to the extent the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses (including but not limited to reasonable and documented and invoiced fees and expenses of each Commitment Party’s consultants (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

8

Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) none of we, you, the Investors (as defined below), the Company or any affiliates of any of the foregoing or any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) (other than, in the case of you, in respect of any such damages incurred or paid by an Indemnified Party to a third party) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person. It is further agreed that the Commitment Parties shall be severally liable in respect of their respective commitments to the Credit Facilities, on a several, and not joint, basis with any other Lender; provided that without your consent no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date subject to the satisfaction of all conditions to such obligation set forth in the section entitled “Conditions Precedent to Each Borrowing” in the Term Sheet and in the Summary of Additional Conditions attached hereto as Exhibit B in connection with any syndication, assignment or participation of all or any portion of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred.

9

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You also acknowledge that each of the Commitment Parties may be a full service securities firm engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you and the Company, on the other, (b) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (c) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary

10

responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (e) you have consulted your own legal, accounting, regulatory, tax and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to certain other investors arranged by and/or designated by Warburg Pincus LLC and its affiliates (“Warburg Pincus”) (collectively with Warburg Pincus, the “Investors”), and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, their respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Credit Facilities or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis.

11

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by any Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to or in breach of contractual or fiduciary confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions or in the case of such affiliates for reporting and other administrative purposes and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) including pursuant to standard “click through” agreements) or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information (which may include standard “click through” agreements. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

12

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to the Company or another newly formed entity created for the purpose of consummating the Acquisition, so long as the Company or such other newly formed entity is, or substantially simultaneously with such assignment will be, controlled by you and after giving effect to the Transactions shall (directly or through a wholly-owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties, the Lead Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (a) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (b) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; provided, however, that (i) the determination of the accuracy of any Specified Merger Agreement Representation, (ii) the interpretation of whether a Material Adverse Effect (as defined in the Merger Agreement) has occurred with respect to the Company and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent expressly described in Section 1 of this Commitment Letter (including, without limitation, the execution and delivery of the Facilities Documentation, which shall, in each case, be consistent with the Documentation Principles). Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Facilities Documentation for the purpose of executing and delivering the Facilities Documentation as soon as reasonably possible.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting, in each case, in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

If the Closing Date occurs, you agree that the Commitment Parties shall have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to you and the Company; provided that the Commitment Parties will submit a copy of any such advertisements to you for your prior approval, which approval will not be unreasonably withheld.

14

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to MLPFS on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on August 27, 2012. The Initial Lenders’ commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that MLPFS has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (a) after execution of the Merger Agreement and prior to the consummation of the Acquisition, the termination of the Merger Agreement in accordance with its terms, (b) the consummation of the Acquisition with or without the funding of the Credit Facilities and (c) 11:59 p.m., New York City time, on December 31, 2012. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreements of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

15

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By	/s/ Alysa Trakas
Name: Alysa Trakas
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ A. Britt Canady
Name: A. Britt Canady
Title: Managing Director

[Signature Page to Commitment Letter]

SOCIÉTÉ GÉNÉRALE

By	/s/ Richard O. Knowlton
Name: Richard O. Knowlton
Title: Managing Director

SG AMERICAS SECURITIES, LLC

By	/s/ Richard O. Knowlton
Name: Richard O. Knowlton
Title: Managing Director

[Signature Page to Commitment Letter]

BANK OF MONTREAL

By	/s/ Mark W. Piekos
Name: Mark W. Piekos
Title: Managing Director

[Signature Page to Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By	/s/ Robert B. Greene
Name: Robert B. Greene
Title: Credit Executive

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

TORNIER, INC.

By	/s/ Douglas W. Kohrs
Name: Douglas W. Kohrs
Title: President and Chief Executive Officer

[Signature Page to Commitment Letter]

EXHIBIT A

CONFIDENTIAL

August 23, 2012

Project Oscar

$15.0 million Senior Secured Multicurrency Revolving Facility

$15.0 million Senior Secured EUR Revolving Facility

$75.0 million Senior Secured USD Term Facility

$40.0 million Senior Secured EUR Term Facility

Summary of Principal Terms and Conditions

Borrower:	Tornier, Inc., a Delaware corporation (the “Borrower”) and the wholly-owned subsidiary (whether directly or indirectly) of Tornier, N.V., a Dutch naamloze vennootschap (“Holdings”).

Administrative Agent and Collateral Agent:	Bank of America, N.A. (“Bank of America”) or one of its affiliates, will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders determined in consultation with the Borrower (and in any event excluding any Disqualified Lender) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”) and SG Americas Securities, LLC (“SGAS”), will each act as a joint lead arranger and joint bookrunner for the Credit Facilities (as defined below) (each, in such capacities, a “Lead Arranger”) and will perform the duties customarily associated with such roles.

Syndication Agent:	SGAS (in such capacity, the “Syndication Agent”).

Documentation Agent:	Bank of Montreal (“BMO”), acting through its trade name BMO Capital Markets, and JPMorgan Chase Bank, N.A. (“JPMCB”), will each act as a co-documentation agent for the Credit Facilities (as defined below) (each, in such capacities, a “Documentation Agent”) and will perform the duties customarily associated with such roles..

Credit Facilities:

(A)   A senior secured term loan facility denominated in dollars in an aggregate principal amount of up to $75.0 million (the “USD Term Facility”; the loans thereunder, the “USD Term Loans”). The USD Term Loans will be offered with 100 bps of original issue discount or upfront fees on the amount thereof.

(B)   A senior secured term loan facility denominated in euro in an aggregate principal amount of up to the equivalent of $40.0 million (the “EUR Term Facility” and together with the USD Term Facility, the “Term Facilities”; the loans thereunder, the “EUR Term Loans” and together with the USD Term Loans, the “Term Loans”). The EUR Term Loans will be offered with 150 bps of original issue discount or upfront fees on the amount thereof.

(C)   A senior secured revolving credit facility denominated in, at the election of the Borrower, dollars, euro, pound sterling and yen in an aggregate principal amount of up to the equivalent of $15.0 million (the “Multicurrency Revolving Facility”), of which up to an amount to be agreed will be available through a subfacility in the form of letters of credit. The Multicurrency Revolving Facility will be offered with 100 bps of upfront fees on the commitments thereunder on the Closing Date.

(D)   A senior secured revolving credit facility denominated in euro in an aggregate principal amount of up to the equivalent of $15.0 million (the “EUR Revolving Facility” and, together with the Multicurrency Revolving Facility, the “Revolving Facilities”), of which up to an amount to be agreed will be available through a subfacility in the form of letters of credit. The EUR Revolving Facility will be offered with 100 bps of upfront fees on the commitments thereunder on the Closing Date.

The Term Facilities and the Revolving Facilities are referred to collectively herein as the “Credit Facilities”.

In connection with the Multicurrency Revolving Facility, subject to customary provisions in the event of defaulting Lenders, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in U.S. Dollars of up to an amount to be agreed. Except for purposes of calculating the Commitment Fee described on Annex I hereto, any such swingline borrowings will reduce availability under the Multicurrency Revolving Facility on a dollar-for-dollar basis. Each Lender under the Multicurrency Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

(C)   The Borrower shall be entitled on one or more occasions and subject to satisfaction of customary conditions to incur additional term loans (the “Additional Term Loans”) under a Term Facility or under a new term loan facility or to increase the aggregate commitments (“Additional Revolving Credit Commitments”) under either or both of the Revolving Facilities in an aggregate principal amount, with respect to all such Additional Term Loans and Additional Revolving Credit Commitments, of up to $50.0 million and to have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Credit Facilities; provided that (a) the Senior Secured Net Leverage Ratio (as defined below) calculated on a pro forma basis and assuming in the case of any Additional Revolving Credit Commitments that such commitments are fully drawn, shall be no greater than the Senior Secured Net Leverage Ratio on the Closing Date (after giving pro forma effect to the transactions contemplated hereunder, including the initial borrowings made on the Closing Date), (b) the Leverage Ratio (as defined below and assuming in the case of any Additional Revolving Credit Commitments that such commitments are fully drawn), calculated on a pro forma basis, shall be 0.25x less than the applicable maximum Leverage Ratio under the financial covenants as of the last day of the most recently ended fiscal quarter for which financial information has been delivered to the Lenders, (c) no event of default or default exists or would exist after giving effect thereto, (d) all financial covenants would be satisfied on a pro forma basis on the date of incurrence as of the last day of the most recently ended fiscal quarter for which financial information has been delivered to the Lenders, after giving effect to such Additional Term Loans and Additional Revolving Credit Commitments (and assuming in the case of any Additional Revolving Credit Commitments that such commitments are fully drawn) and other customary and appropriate pro forma adjustment events, including any other acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Additional Term Loans or establishment of such Additional Revolving Credit Commitments, (e) the maturity date of the Additional Term Loans shall be no earlier than the maturity date of the applicable Term Facility, (f) the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the applicable Term Facility, (g) the Additional Term Loans shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on the Additional Term Loans does not exceed, by more than 50 basis points, the yield on the applicable Term Facility (in each case taking into account any applicable original issue discount, upfront fees, applicable margins and LIBOR “floor” , with upfront fees and original issue discount equated to interest margins based on an assumed three year life to maturity) and (h) the other terms and documentation in the respect thereof, to the extent not consistent with the Credit Facilities, shall otherwise be satisfactory to the Administrative Agent (such satisfaction not to be unreasonably withheld, conditioned or delayed). The Borrower may (but is not required to) seek commitments in respect of Additional Term Loans or Additional Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion, to the extent so requested) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith (subject to the consent of the Administrative Agent, Swingline Lender and Issuing Bank in each case , if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments with respect to such Credit Facility). The terms and provisions of the Additional Revolving Credit Commitments shall be identical to those of the commitments under the Revolving Facilities.

Documentation:	The definitive documentation for the Credit Facilities, including the credit agreement (the “Credit Agreement”), the Security Documents (as defined below) and related ancillary agreements, certificates, schedules and other documents (a) will be substantially identical to the credit agreement and related documentation entered into by EIG Investors Corp. (the “Precedent Credit Agreement”), as in effect on its closing date and (b) will contain only those representations, warranties, covenants and events of default and other terms expressly set forth in this Term Sheet (subject to changes permitted pursuant to the “flex” provisions contained in the Fee Letter), together with other customary loan document provisions to be mutually agreed upon (it being understood and agreed that the definitive terms of which will be negotiated in good faith to give due regard to the terms of the Transactions (including the size of the Credit Facilities and the pro forma leverage profile of the Borrower) and differences related to the Borrower, the Company and their businesses (including the consolidated results of operations of the Borrower and the Company at that time and the industry in which they operate), and, in respect of the Security Documents, any local law requirements and/or as is customary under foreign law for transactions of this type and shall be consistent with this Term Sheet (collectively, the “Documentation Principles”).

Purpose:

(A)   The proceeds of the Term Facilities will be used by the Borrower, on the date of the initial borrowing thereunder (the “Closing Date”), solely to (i) to pay the consideration payable to the Sellers under the Merger Agreement in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions and (iii) to repay existing indebtedness of the Tornier Group and the Company and its subsidiaries.

(B)   The letters of credit and proceeds of loans under the Revolving Facilities will be used by the Borrower and its subsidiaries from time to time for working capital and other general corporate purposes (including, without limitation, financing permitted acquisitions and for any other purpose not prohibited by the Facilities Documentation).

Availability:	(A) Each Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

(B)   The loans under each Revolving Facility will be available at any time after the Closing Date and prior to the final maturity of such Revolving Facility, in minimum principal amounts and upon notice to be agreed upon; provided that loans under the Revolving Facilities may be borrowed on the Closing Date to fund any upfront fees resulting from the exercise of the flex provisions set forth in the Fee Letter and letters of credit in an amount to be mutually agreed upon may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower or its subsidiaries as of the Closing Date. Amounts repaid under the Revolving Facilities may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Upon the occurrence and during the continuance of any payment or bankruptcy Event of Default, with respect to all overdue principal owing under the Credit Facilities, the applicable interest rate (including those obligations which are determined by reference to the rate applicable to any other obligation) plus 2.00%, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate loans plus 2.00% per annum.

Letters of Credit:	Subject to customary provisions in the event of defaulting Lenders, letters of credit under each Revolving Facility will be issued by Bank of America or an affiliate thereof or another Lender acceptable to the Borrower and the Administrative Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of such Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above except to the extent cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank). The face amount of any outstanding letter of credit issued under the Revolving Facilities (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the applicable Revolving Facility on a dollar-for-dollar (or equivalent) basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with proceeds of loans under such Revolving Facility) by the next business day. To the extent that the Borrower does not reimburse the applicable Issuing Bank on such day, the Lenders under such Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:

(A)   Term Facilities

Each Term Facility will mature on the date that is five years after the Closing Date, and will amortize in quarterly installments (beginning March 31, 2013) in an aggregate annual amount as set forth in the following table:

Year 1	2.5%
Year 2	2.5%
Year 3	5.0%
Year 4	5.0%
Year 5	7.5%
Maturity	Remainder

(B) Revolving Facilities Each Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Credit Facilities and all obligations of Holdings and its subsidiaries under any interest rate protection or other hedging arrangements or cash management arrangements entered into with the Administrative Agent, the Lead Arrangers, an entity that is a Lender under the Credit Facilities at the time of such transaction or any affiliate of any of the foregoing, whether or not it continues to be a Lender or an affiliate (“Hedging and Cash Management Arrangements”), will be guaranteed to the extent permitted by applicable law (the “Guarantees”) by Holdings, Tornier US Holdings, Inc., Tornier SAS, Tornier Orthopedics, Ltd., Tornier UK Ltd. and by each existing or subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of the Borrower (the “Subsidiary Guarantors” and, collectively, with Holdings, Tornier US Holdings, Inc., Tornier SAS, Tornier Orthopedics, Ltd., Tornier UK Ltd., the “Guarantors”; the Borrower and the Guarantors are referred to collectively herein as the “Credit Parties”); provided that the Guarantors shall not include: (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to the revenues or assets of such immaterial subsidiaries), (c) any subsidiary whose provision of a Guarantee would constitute an investment in “United States property” by a controlled foreign corporation within the meaning of section 956 and 957 of the IRS Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax consequence, (d) any subsidiary that is prohibited by applicable law, rule or regulation or (with respect to the Company and its subsidiaries, by any contractual obligation existing on the Closing Date from guaranteeing the Credit Facilities or which would require governmental (including regulatory) or third party consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received after having used commercially reasonable efforts to receive the same, (e) any subsidiary whose provision of a Guarantee would conflict with the fiduciary duties of the directors, contravene any legal prohibition on the directors or result in personal or criminal liability or significant risk of legal liability and (f) any subsidiary not required to grant security pursuant to the Agreed Security Principles (as defined below).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	The Credit Facilities, the Guarantees and any Hedging and Cash Management Arrangements (including those in existence on the Closing Date) will be secured by a first priority (subject to permitted liens) security interest in substantially all existing and after-acquired assets of the Credit Parties (other than with respect to the Credit Parties located in France, as set forth below) (collectively, subject to exclusions set forth below and, in the case of security documents governed by English law, French law or Irish law, subject to the Agreed Security Principles, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by the Credit Parties (which pledge, in the case of any foreign subsidiary of a “United States Person” within the meaning of the IRS Code, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) and (b) (x) with respect to each Credit Party located in Ireland, the United Kingdom and the United States, a perfected first-priority (subject to permitted liens) security interests in, and mortgages on, substantially all tangible and intangible assets of such Credit Parties and (y) with respect to each Credit Party located in France, (i) deposit accounts, (ii) intercompany loans and advances and (iii) intellectual property of such Credit Parties, subject, in each case, in the case of security documents governed by English law, French law or Irish law, to the Agreed Security Principles (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, certain real property, certain commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing, but not including (i) trust accounts, payroll accounts, zero balance accounts and escrow accounts, in each case for so long as they remain such type of account, (ii) any fee-owned real property with a book value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing) and real property leasehold interests, (iii) assets as to which the costs of obtaining such security interest are excessive (as reasonably determined by the Administrative Agent) in relation to the value of the security to be afforded thereby, (iv) contracts that contain valid and enforceable prohibitions on the assignment of such contract, but only so long as and to the extent that such prohibition exists and is effective and valid notwithstanding applicable Uniform Commercial Code anti-assignment provisions (for the avoidance of doubt, the prohibitions described herein do not apply to negative pledges or similar undertakings (outside the anti-assignment provisions contained in and applicable to the contract sought to be assigned) in favor of a lender or other contractual counterparty), (v) assets subject to capital leases and purchase money financing permitted under the Credit Agreement to the extent a pledge under the Security Documents would violate the terms of such lease or financing, (vi) pledges of equity interests and assets of future non-wholly-owned subsidiaries or joint ventures (which, for the avoidance of doubt, may include wholly-owned subsidiaries) of the Borrower with respect to assets or property acquired after the Closing Date to the extent the pledge would violate the terms of shareholder or similar arrangements (including joint venture agreements) relating to such subsidiary or joint venture, as the case may be (so long as, with respect to any wholly-owned subsidiary, such prohibition did not arise or was not contemplated in the acquisition or formation thereof), (vii) assets sold in compliance with the Credit Agreement (subject to exceptions to be agreed) to a person who is not a Credit Party, (viii) assets owned by a Subsidiary Guarantor after release of the Subsidiary Guarantor pursuant to the Credit Agreement, (ix) cash to secure letter of credit reimbursement obligations to the extent such secured letters of credit are issued or permitted under the Credit Agreement, (x) any application for registration of a Trademark filed with the US Patent and Trademark Office (“PTO”) on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such Trademark shall automatically become part of the Collateral and subject to the security interest pledged, (xi) motor vehicles and other assets subject to certificates of title and commercial tort claims with a value less than an amount to be agreed, (xii) pledges and security interests prohibited by applicable law, rule or regulation, (xiii) assets held in foreign jurisdictions (it being understood that the Lenders shall not require the Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed under foreign law) except (A) France as to the shares of TMG France SNC pledged by Holdings and the assets pledged by Tornier SAS, (B) the United Kingdom as to the stock and assets pledged by Tornier UK Ltd., and (C) Ireland as to the stock and assets pledged by Tornier Orthopedics, Ltd., and any foreign law security documents shall be subject to and agreed in accordance with a set of agreed security principles to be mutually agreed between the parties (acting reasonably and in good faith) (the “Agreed Security Principles”) (xiv) capital stock of unrestricted subsidiaries and (xv) other exceptions to be agreed. Control agreements will be required for certain deposit or other bank accounts and certain securities and commodities accounts, subject to exclusions to be agreed (including the exclusions set forth in clause (a) above and that there shall be no requirement to put in place such control agreements in France, the United Kingdom or Ireland), it being understood that the receipt of such control agreements shall not be a condition to closing. No landlord lien waivers, estoppels and collateral access letters will be required.

Neither Holdings, the Borrower nor any Guarantor will be required to take any action with respect to the creation of liens under foreign law with respect to any Collateral (except (A) France as to the shares of TMG France SNC and the assets pledged by Tornier SAS, (B) the United Kingdom as to the stock and assets pledged by Tornier UK Ltd., and (C) Ireland as to the stock and assets pledged by Tornier Orthopedics, Ltd.).

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation (the “Security Documents”) consistent with the Documentation Principles.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid (on a pro rata basis between the Term Facilities) with (a) 50% of Excess Cash Flow (to be defined consistent with the Documentation Principles) for each fiscal year beginning with the year ending December 31, 2013 (which percentage shall be reduced to (i) 25% if the Senior Secured Net Leverage Ratio (as defined below) at the end of such fiscal year was less than a level to be agreed and (ii) 0% if the Senior Secured Net Leverage Ratio at the end of such fiscal year was equal to or less than a level to be agreed); provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facilities and loans under the Revolving Facilities (to the extent commitments thereunder are permanently reduced by the amount of such prepayments), other than prepayments funded with the proceeds of the incurrence of indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year, (b) 100% of the net cash proceeds (which will be defined to exclude, among other things, an amount equal to any required tax payments as a result of any such sale or other disposition) of all non-ordinary course asset sales or other dispositions of property by Holdings and its restricted subsidiaries (including proceeds from the sale of equity interests of subsidiaries of the Borrower (to a person other than Holdings or another subsidiary of Holdings) and insurance and condemnation proceeds) (subject to thresholds, exceptions and reinvestment provisions to be agreed upon including the right to reinvest 100% of such net cash proceeds within 360 days (or, if commitments to reinvest are entered into within 360 days, within 180 days following such 360-day period) and (c) 100% of the net cash proceeds of issuances, offerings, placements, or incurrences of debt obligations of Holdings and its restricted subsidiaries (other than any debt permitted to be incurred in accordance with the Facilities Documentation and subject to other exceptions to be agreed upon).

The above-described mandatory prepayments shall be applied without premium or penalty in the direct order of maturity against the scheduled amortization payments due within the 24 months following such payment and pro rata to the remaining scheduled amortization payments under the Term Facilities. Any Lender may elect to not retain its pro rata portion of any mandatory prepayment, which declined amount may be retained by the Borrower.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Revolving Facilities and prepayments of borrowings under the Credit Facilities will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to reimbursement of the Lenders’ redeployment costs (excluding, in any event, loss of margin) in the case of a prepayment of borrowings (other than Base Rate borrowings) on the last day of the relevant interest period. All voluntary prepayments shall be applied pro rata (with respect to the respective Lenders under each Term Facility) to each Term Facility and any Additional Term Loans and in each case shall be applied as directed by the Borrower to remaining amortization payments under each Term Facility and any Additional Term Loans (and absent such direction, in direct order of maturity thereof).

Representations and Warranties:	Subject in each case to the Documentation Principles, to be applicable to Holdings and its restricted subsidiaries and limited to the following: corporate status and good standing; power to execute; authorization; organizational documents or agreements; legal, valid and binding documentation; no consents; accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of, or conflicts with, applicable law, agreements or instruments, compliance with laws (including ERISA, FDA and applicable comparable EU regulations, margin regulations, environmental laws and laws applicable to sanctioned persons); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; consolidated Closing Date solvency of the Credit Parties; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; use of proceeds; and validity, priority and perfection of security interests in the Collateral; subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Facilities Documentation, consistent with the Documentation Principles.

Conditions Precedent to Borrowing on the Closing Date:	The availability of the initial borrowing or any other extension of credit under the Credit Facilities on the Closing Date shall be conditioned solely upon the satisfaction of the applicable conditions set forth in Section 6 of the Commitment Letter and Exhibit B to the Commitment Letter, delivery of notice of borrowing and the accuracy of the Specified Merger Agreement Representations and the Specified Representations.

Conditions Precedent to Each Credit Extension:	Delivery of borrowing notice or letter of credit application, accuracy of representations and warranties, and absence of any default.

Affirmative Covenants:	To be applicable to Holdings and its restricted subsidiaries and limited to the following: maintenance of corporate existence and regulatory approvals, licenses, permits, rights and privileges; delivery of annual and quarterly consolidated financial statements, budgets and other information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties (subject to casualty, condemnation and normal wear and tear); maintenance of customary insurance; compliance with laws (including ERISA, FDA and applicable comparable EU regulations, environmental laws and PATRIOT Act); maintenance of books and records and inspection of books, records and properties (subject to frequency and cost reimbursement limitations); further assurances (including provision of additional collateral and guaranties consistent with paragraph above entitled “Security”); payment of taxes and other similar claims resulting in liens; and use of proceeds; subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Facilities Documentation consistent with the Documentation Principles.

Negative Covenants:	To be applicable to Holdings and its restricted subsidiaries and limited to the following: limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on capital expenditures (which shall exclude certain capital expenditures set forth on a schedule and include carry-forward and carry-back provisions and be increased in a customary manner in connection with permitted acquisitions); limitations on fundamental corporate changes and mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by Holdings and its restricted subsidiaries; limitations on restrictive agreements; limitations on changes to agreements with respect to subordinated debt in a manner material and adverse to the Lenders; and limitations on changes in fiscal year; subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Facilities Documentation consistent with the Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” consistent with the Documentation Principles (including an available amount basket (the “Available Amount Basket”) that will be built by retained Excess Cash Flow and new equity (which shall be common equity or other qualified equity on terms to be reasonably mutually agreed and which shall not include any equity contributed in connection with a Specified Equity Contribution) that may be used for investments, subject to the absence of any continuing event of default and pro forma compliance with all applicable financial maintenance covenants and for restricted payments and the prepayment or redemption of subordinated and/or junior lien indebtedness), subject to absence of any continuing event of default and pro forma compliance with all applicable financial maintenance covenants and pro forma satisfaction of the Senior Secured Net Leverage Ratio at a level to be mutually agreed.

Holdings or any restricted subsidiary will be permitted to (a) make acquisitions (each, a “Permitted Acquisition”) so long as (i) there is no default or event of default after giving pro forma effect to such acquisition and the incurrence of any indebtedness in connection therewith and such acquisition is consummated in accordance with all material requirements of law, (ii) (A) the Leverage Ratio on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of any such debt shall be less than 0.25x less than the then applicable Leverage Ratio for the most recently ended fiscal quarter and (B) the Senior Secured Net Leverage Ratio on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of any such debt shall be no greater than the Senior Secured Net Leverage Ratio on the Closing Date (after giving pro forma effect to the transactions contemplated hereunder, including the initial borrowings made on the Closing Date, (iii) the acquired company or assets are in the same, similar, ancillary or a generally related or synergistic line of business as the Borrower and its subsidiaries and (iv) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent and (b) assume existing indebtedness of the entity acquired or incur unsecured subordinated indebtedness (that does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions or mandatory refinancing provisions customary in bridge financing facilities so long as such refinancing indebtedness itself would be permitted to be so incurred), prior to the date that is six months after the latest maturity date for any tranche under the Credit Facilities) in connection with such Permitted Acquisition so long as (i) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such indebtedness, with the test described in clause (a)(ii) above, (ii) such assumed indebtedness was not created in anticipation or contemplation of such Permitted Acquisition and (iii) with respect to such assumed indebtedness, except as otherwise permitted under the Credit Agreement, (x) to the extent secured, the liens with respect to such assumed indebtedness do not extend to any other property of Holdings or any other Credit Party and (y) no person other than the obligor or obligors thereon at the time of such acquisition shall become liable for such indebtedness. Acquisitions of entities that do not become Guarantors and pledge their Collateral to the Administrative Agent will be limited to an aggregate amount to be reasonably mutually agreed upon in the Facilities Documentation.

Financial Covenants:

Limited to the following (with financial definitions (other than financial definitions defined herein) consistent with the Documentation Principles), at levels to be agreed and with (a) a 30% cushion in Consolidated EBITDA to the Consolidated EBITDA levels set forth in the model delivered to the Lead Arrangers by or at the direction of Warburg Pincus LLC or its affiliates on August 1, 2012 (the “Company Model”): (a) maximum Leverage Ratio and (b) minimum interest coverage ratio.

“Leverage Ratio” shall mean Consolidated Total Net Debt (to be calculated net of unrestricted cash and cash equivalents of Holdings and its restricted subsidiaries up to an amount to be agreed, the Borrower and its restricted subsidiaries to the extent the Administrative Agent or a Lender has a perfected first priority (subject to customary exceptions) security interest in such cash and defined in a manner consistent with the Documentation Principles) to Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles).

As used herein, “Senior Secured Net Leverage Ratio” shall mean Consolidated Total Net Debt, other than any portion of Consolidated Total Net Debt that is unsecured or secured by a lien on any assets of Holdings or any of its restricted subsidiaries that is expressly subordinated to the lien granted under the Security Documents.

For purposes of determining compliance with the financial covenants at the end of any fiscal quarter, any cash equity contribution made to Holdings by Warburg Pincus or another permitted investor and contributed to the Borrower (which contribution shall be in the form of common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) on or after the last day of any fiscal quarter but prior to the day that is 10 days after the earlier of (a) the day on which a compliance certificate is delivered with respect to such fiscal quarter and (b) the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (i) in each four consecutive fiscal quarter period, there shall be only two fiscal quarters in respect of which a Specified Equity Contribution may be made, (ii) no more than four Specified Equity Contributions may be made over the life of the Credit Facilities, (iii) the amount of any Specified Equity Contribution may not be greater than the amount required to cause the Borrower to be in compliance with the financial covenants and (iv) all Specified Equity Contributions will be disregarded other than for purposes of determining compliance with such financial covenants (it being understood that there shall be no pro forma reduction of Consolidated Total Net Debt with the proceeds of any Specified Equity Contribution). The rights set forth under this paragraph are referred to herein as the “Equity Cure”.

Unrestricted Subsidiaries:	The Borrower will be permitted to designate any subsequently acquired or organized subsidiary as an “unrestricted subsidiary” unless such subsidiary or any of its subsidiaries owns any equity interests or indebtedness of, or owns or holds any lien on, any property of, any Credit Party (other than any subsidiary of the subsidiary to be so designated), and may designate an unrestricted subsidiary as a restricted subsidiary; provided that (a) any unrestricted subsidiary must be an entity of which equity interests entitled to cast at least a majority of the votes that may be cast by all equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation complies with the investments covenant, (c) each of (i) the subsidiary to be so designated and (ii) its subsidiaries has not at the time of designation, and does not thereafter, become directly or indirectly liable with respect to any indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any restricted subsidiary and (d) the Borrower shall be in pro forma compliance with the financial maintenance covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Credit Agreement, and the results of operations and EBITDA (other than to the extent of any distributions received by Holdings or any of its restricted subsidiaries) and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios contained in the Credit Agreement.

Events of Default:	Relating to Holdings and its restricted subsidiaries (subject to thresholds and grace periods consistent with the Documentation Principles) and limited to the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to debt of Holdings and its restricted subsidiaries in excess of an amount to be mutually agreed; bankruptcy or other insolvency event relating to Holdings and its material restricted subsidiaries; final uninsured and unstayed judgments against Holdings and its restricted subsidiaries in excess of an amount to be mutually agreed; ERISA events that have resulted in or could reasonably be expected to result in liability to the Borrower or any Guarantor, or failure to pay any installment payment with respect to withdrawal liability when due, in each case, in an aggregate amount which could reasonably be expected to result in a material adverse effect; actual or asserted invalidity of the Facilities Documentation, including guarantees or Security Documents (with respect to a material portion of the Collateral); and Change of Control.

Voting:	Amendments and waivers of the Credit Agreement will require the approval of (so long as there are two or more non-affiliated Lenders) at least two non-affiliated Lenders holding more than 50% of the aggregate amount of the loans and commitments thereunder (with amendments disproportionately affecting only one class of loans’ right to receive payments requiring the consent of a majority in interest of such class), except that the consent of each directly affected Lender shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender and (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender, and the consent of all Lenders shall be required with respect to (a) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, (b) modifications to any of the voting provisions and (c) certain pro rata payment provisions, and customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided.

The Credit Agreement will contain customary provisions for replacing (a) non-consenting Lenders in connection with amendments, waivers or modifications requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Credit Facilities shall have consented thereto and (b) defaulting Lenders.

Notwithstanding anything to the contrary set forth herein, the Credit Agreement will provide that the Borrower may at any time and from time to time extend the scheduled maturity dates of all or a portion of any loans of the Borrower (whether through the inclusion of a new tranche of loans or otherwise) with the approval of each Lender participating in such extension.

Cost and Yield Protection:	Usual for facilities and transactions of this type (and encompassing Basel III), including customary tax gross-up provisions, in each case consistent with the Documentation Principles.

Assignments and Participations:	The Lenders (a) under the Term Facilities will be permitted to assign loans thereunder (except to Disqualified Lenders) with the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed and (b) under the Revolving Facilities will be permitted to assign loans and commitments thereunder with the consent of the Borrower, the Swingline Lender (in the case of the Multicurrency Revolving Facility) and the Issuing Bank (as applicable), in each case not to be unreasonably withheld, conditioned or delayed; provided that, in the case of each assignment under the Term Facilities or Revolving Facilities, no consent of the Borrower shall be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) during the primary syndication of the loans and commitments under the Credit Facilities (other than Disqualified Lenders) or (iii) after the occurrence and during the continuance of a payment or bankruptcy event of default; provided further that approval of the Borrower shall be deemed to have been given if the Borrower has not responded within ten days of request for such consent. All assignments will also require the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed. Each assignment will be in a minimum amount of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Credit Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction, other than to any Disqualified Lender. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral, other than in accordance with the provisions of the Facilities Documentation.

In addition, subject to the provisions below, distributions and commitment reductions in connection with loan buy-back or similar programs and assignments to the Borrower and its affiliates will be permitted (including on a non pro rata basis), without any consent, including, in the case of Affiliated Lenders (as defined below), through open-market purchases, in each case subject to terms and conditions to be reasonably mutually agreed upon.

Assignments of Term Loans to Warburg Pincus and its affiliates (other than the direct parent of the Borrower, the Borrower and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend/participate in meetings not attended by the Borrower;

(ii) for purposes of any amendment, waiver or modification of the Facilities Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

(iii) Affiliated Lenders may not purchase loans under the Revolving Facility; and

(iv) the amount of Term Loans purchased by Affiliated Lenders may not exceed 20% of the aggregate outstanding principal amount of such loans.

Assignments of Term Loans under the Credit Facilities to the Borrower and its subsidiaries shall be permitted so long as (i) any such assignment shall be made in connection with a pro rata offer that is made to all applicable Lenders with procedures satisfactory to the Administrative Agent (for purposes of clarification, it being acknowledged that such assignments from accepting lenders are not required to be pro rata), (ii) no default or event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled, (iv) no proceeds from any loan under the Revolving Facilities shall be used to fund such assignments and (v) any amounts utilized for purchasing Term Loans shall not be deducted in the determination of excess cash flow for the year in which purchases were effected.

Expenses and Indemnification:	The Borrower will indemnify the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Swingline Lender, the Issuing Bank, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, attorneys, representatives, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable and documented and invoiced out-of-pocket costs, expenses (limited in the case of attorneys’ fees to the reasonable and documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person)), claims, damages, losses and liabilities of such Indemnified Person arising out of, relating to or in connection with the Credit Facilities and any documentation related thereto, the actual or proposed use of the proceeds of the Credit Facilities, the Transactions or any transaction contemplated in connection with the foregoing (including any investigation, claim or any litigation or other proceeding, or preparation of a defense in connection therewith (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their respective affiliates or shareholders) that relates to the Transactions, including the financing contemplated hereby or any transactions in connection therewith), provided that no Indemnified Person or its affiliates, or its or their successors and assigns or the officers, directors, employees, agents, advisors, attorneys, representatives, controlling persons or members of such Indemnified Person or any of its affiliates will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence, bad faith, willful misconduct or material breach of the Facilities Documentation or Commitment Letter nor for any claims brought by an Indemnified Person against another Indemnified Person (other than claims against the Lead Arrangers, the Syndication Agent, the Documentation Agent or the Administrative Agent in acting in such capacity) that do not involve an act or omission by the Borrower or any of its affiliates determined in the final, non-appealable judgment of a court of competent jurisdiction, and this provision shall not cover any expenses incurred in connection with the preparation, negotiation or diligence in connection with the Commitment Letter or the Facilities Documentation.

In addition, from and after the Closing Date if the Closing Date occurs, all out-of-pocket expenses of the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Swingline Lender, the Issuing Bank and the Lenders (limited, in the case of attorneys’ fees, to the reasonable fees, disbursements and other charges of (1) counsel identified herein, (2) a single local counsel to the Lenders in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (3) such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)) for enforcement costs and documentary taxes associated with the Credit Facilities will be paid by the Borrower.

Miscellaneous:	The Facilities Documentation will include (a) a waiver of consequential and punitive damages and right to a jury trial, (b) customary agency, set-off and sharing language and (c) subject to the Documentation Principles, other provisions as are usual and customary for facilities of this kind (including with respect to defaulting lenders).

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers and the Administrative Agent:	Moore & Van Allen, PLLC.

ANNEX I

Interest Rates:	The interest rates under the Credit Facilities will be as follows:

With respect to the Multicurrency Revolving Facility and the USD Term Loan Facility: At the option of the Borrower, (i) if the Leverage Ratio is greater than 2.50 to 1.00, Eurodollar plus 3.25% or Base Rate plus 2.25% and (ii) if the Leverage Ratio is equal to or less than 2.50 to 1.00, Eurodollar plus 3.00% or Base Rate plus 2.00%.

With respect to the EUR Revolving Facility and the EUR Term Loan Facility: At the option of the Borrower, (i) if the Leverage Ratio is greater than 2.50 to 1.00, Eurodollar plus 4.25% or Base Rate plus 3.25% and (ii) if the Leverage Ratio is equal to or less than 2.50 to 1.00, Eurodollar plus 4.00% or Base Rate plus 3.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months or, to the extent agreed to by all relevant Lenders, 9 or 12 months, for Eurodollar Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the “prime rate”) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

The Base Rate is the greatest of the Administrative Agent’s “prime rate”, the Federal Funds Effective Rate plus 1/2 of 1.00% and the Eurodollar Rate for a one-month interest period plus 1.00%.

Eurodollar Rate will at all times include statutory reserves consistent with the Documentation Principles and, solely with respect to Term Loans issues having a Eurodollar Rate, will be deemed to be not less than 1.00%.

Letter of Credit Fees:	A per annum fee equal to the spread over the Eurodollar Rate under the applicable Revolving Facility will accrue on the daily maximum amount then available to be drawn under outstanding letters of credit under such Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the applicable Revolving Facility pro rata in accordance with the amount of each such Lender’s applicable Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, customary fronting fees (as required by the Issuing Bank), issuance fees and administration fees.

Annex I-1

Commitment Fee:	0.50% per annum on the undrawn portion of the commitments in respect of the Multicurrency Revolving Facility and 0.75% per annum on the undrawn portion of the commitments in respect of the EUR Revolving Facility, each payable quarterly in arrears after the Closing Date and upon the termination of the applicable commitments, calculated based on the number of days elapsed in a 360-day year.

Annex I-2

EXHIBIT B

Project Oscar

Credit Facilities

Summary of Additional Conditions

The initial borrowings under the Credit Facilities shall be subject to the following conditions:1

1. Since December 31, 2011, there has not been or occurred any Material Adverse Effect (as such term is defined in the Merger Agreement) with respect to the Company or any event, condition, change or effect that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Merger Agreement) with respect to the Company.

2. All the existing third party indebtedness for borrowed money of the Tornier Group and the Company and its subsidiaries (which shall exclude intercompany indebtedness, existing capital leases and letters of credit, indebtedness permitted to exist under the Merger Agreement and certain limited indebtedness that the Lead Arrangers and you reasonably agree may remain outstanding after the Closing Date) will be refinanced, defeased or repaid and the Administrative Agent shall receive reasonably satisfactory evidence of the refinancing and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Facilities Documentation (including liens permitted to remain outstanding after the Closing Date pursuant to the Merger Agreement); it being agreed that the delivery of payoff letters, release letters (including intellectual property releases), mortgage releases and UCC-3 financing statements to the Administrative Agent shall be satisfactory evidence.

3. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities, shall be consummated, in all material respects in accordance with the terms of the Agreement and Plan of Merger dated August 23, 2012 (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Merger Agreement”) entered into by, among others, Holdings, Merger Sub and the Company and certain members of the Company, without giving effect to any modifications, amendments, consents or waivers by you thereto that are materially adverse to the Lenders, without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed).

4. The Lead Arrangers shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter after December 31, 2011 ended at least 45 days before the Closing Date (in each case prepared in accordance with GAAP but without footnotes) and (b) to the extent delivered to you, unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each month after June, 2012 ended at least 30 days before the Closing Date that have been provided to the Borrower by the Sellers (in each case prepared in accordance with GAAP but without footnotes).

[1]

Capitalized terms used in this Exhibit B shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

B-1

5. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve month period ending on December 31, 2011 (or, if later, the last day of the most recently completed month for which financial statements have been provided pursuant to paragraph 4 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in accordance with Regulation S-X but, in any event to include all adjustments reflected in the Company Model (together with any updates or modifications thereto reasonably agreed between the Borrower and the Lead Arrangers or as necessary to reflect any exercise of “market flex” pursuant to the Fee Letter) and such other adjustments and deviations from Regulation S-X as may be reasonably mutually agreed.

6. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral required to be delivered on the Closing Date shall have been executed and delivered and, if applicable, be in proper form for filing.

7. The Administrative Agent and the Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors at least 5 Business Days prior to the Closing Date as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent documented and invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

9. The Lead Arrangers shall have been afforded a marketing period of at least 20 consecutive calendar days prior to the Closing Date (provided that such 20 consecutive calendar day period shall commence no earlier than September 4, 2012) following delivery by the Borrower of the Information Memorandum to seek to syndicate the Credit Facilities.

B-2